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                                                          EXHIBIT 12



            ASSOCIATES FIRST CAPITAL CORPORATION

      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                (Dollars in Millions)



                                                   Three Months Ended
                                                        March 31
                                                  1998            1997

    Fixed Charges (a)

      Interest expense                          $  757.3        $  637.4

      Implicit interest in rent                      6.5             6.0

        Total fixed charges                     $  763.8        $  643.4

    Earnings (b)

      Earnings before provision for income
       taxes                                    $  446.0        $  377.5

      Fixed charges                                763.8           643.4

        Earnings, as defined                    $1,209.8        $1,020.9


    Ratio of Earnings to Fixed Charges              1.58            1.59


    (a)For purposes of such computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

    (b)For purposes of such computation, the term "earnings" represents earnings before provision for income taxes, plus fixed charges.